DIMON INCORPORATED
                        512 BRIDGE STREET
                          P. O. BOX 681
                     DANVILLE, VIRGINIA 24543

























                                           NOTICE OF ANNUAL MEETING

                                           AND PROXY STATEMENT

                                           ANNUAL MEETING OF SHAREHOLDERS

                                           NOVEMBER 14, 1997

                        DIMON INCORPORATED

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         November 14, 1997


TO THE SHAREHOLDERS:

  The annual meeting of shareholders of DIMON Incorporated will be held at the offices of the Company, 512 Bridge Street, Danville, Virginia, the 14th day of November, 1997, at 10:00 A.M., for the following purposes:

        1. To elect five members of the Board of Directors to serve until the 2000 annual meeting or until the election of their successors;

        2. To approve the designation by the Board of Directors of Price Waterhouse LLP as auditors for the fiscal year ending June 30, 1998; and

        3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

  Only record holders of Common Stock at the close of business on October 6, 1997, are entitled to vote at the meeting.

                                     By Order of the Board of Directors
                                     J. O. HUNNICUTT III
                                     Secretary

Danville, Virginia

October 13, 1997


  You are cordially invited to attend the meeting. However, it is important that your stock be represented if you do not attend, and the Board of Directors of the Company requests that you date, sign and return the accompanying proxy. A postage paid, addressed envelope is enclosed for your convenience. You may revoke your prior proxy at any time by submitting a newly dated proxy or by attending the meeting and voting in person if desired.

                          DIMON INCORPORATED
                          512 Bridge Street
                            P. O. Box 681
                       Danville, Virginia 24543

                           October 13, 1997

                            PROXY STATEMENT
                    ANNUAL MEETING OF SHAREHOLDERS

                           November 14, 1997

                                 GENERAL

    This statement is furnished in connection with solicitation by the Board of Directors of DIMON Incorporated (the "Company"), of proxies in the accompanying form to be voted at the annual meeting of shareholders of the Company to be held on November 14, 1997, or any adjournment thereof. Proxies received in the accompanying form may be revoked at any time before exercise by written notice addressed to the Secretary at the office of the Company or by a later dated proxy, or attendance at the meeting and voting in person if desired, but proxies so received, properly executed and unrevoked, will be voted.

    Only record holders of Common Stock of the Company at the close of business on October 6, 1997, are entitled to notice of, to vote at and to participate in the meeting. On October 4, 1997, there were 44,400,921 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. A majority of votes entitled to be cast on any matter will constitute a quorum on that matter. If a quorum is not present at the meeting, the meeting may be adjourned from time to time by vote of majority of shares present without notice other than announcement at the meeting.

    Cost of solicitation will be borne by the Company. In addition to the use of mails, proxies may be solicited personally or by telephone by regular employees of the Company. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy material to the beneficial owners of stock. The date of mailing of this statement and the accompanying proxy was October 13, 1997.

    On April 1, 1995, Dibrell Brothers, Incorporated ("Dibrell") and Monk-Austin, Inc. ("Monk-Austin") merged into the Company (the
"Reorganization"). Where information herein is provided as of a date or period ending prior to the Reorganization, such information is provided with respect to Dibrell or Monk-Austin, as appropriate.

                         ELECTION OF DIRECTORS
                              (PROPOSAL 1)

    Five Directors will be elected, each of whom is to serve until the 2000 annual meeting or until his successor shall have been elected.

    Votes pursuant to the accompanying proxy will be cast for the election of the following nominees, all of whom are now members of the Board of Directors: Mr. Louis N. Dibrell, III, Mr. Henry F. Frigon, Mr. John M. Hines, Dr. Thomas F. Keller and Mr. Anthony C. B. Taberer. Mr. Taberer was named to the Board pursuant to the Stock Purchase Agreement between DIMON Incorporated and Intabex Holdings Worldwide S.A. dated February 14, 1997. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, a duly executed and delivered proxy may be voted for a substitute designated in accordance with the Company's Amended and Restated Articles of Incorporation (the "DIMON Articles"). The election of each nominee for Director requires a plurality of the votes cast by record holders of Common Stock entitled to vote in the election of Directors. Votes that are withheld and shares held in street name that are not voted in the election of Directors will not be included in determining the number of votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES.

    The Board of Directors consists of thirteen persons divided into three classes, Class I, Class II and Class III, with terms expiring at successive annual meetings of the shareholders of the Company.

    The following information is furnished with respect to the Company's directors and nominees:

                                                     Business Experience                           Other Public
       Name              Age                         During Past Five Years                        Directorships Held
       ----              ---                         ----------------------                        ------------------
Class III Nominees (to be elected for a term expiring at the 2000 annual meeting of shareholders)

Louis N. Dibrell, III    52                          Senior Vice
                                                     President of DIMON
                                                     International, Inc., a subsidiary of
                                                     DIMON Incorporated, since 1995;
                                                     prior thereto Senior Vice President
                                                     of Dibrell.

Henry F. Frigon          62                          Private Investor and Consultant; prior
                                                     thereto Interim Chairman of the Board of      CompuServe, Inc.;
                                                     CompuServe, Inc., a technology company,       H&R Block, Inc.;
                                                     Columbus, Ohio; prior thereto Executive       Group Technologies
                                                     Vice President and Chief Financial            Corporation; Buckeye
                                                     Officer of Hallmark Cards, Inc.               Cellulose Corporation.

John M. Hines            57                          Consultant to DIMON Incorporated since
                                                     July,1996; prior thereto Executive Vice
                                                     President of DIMON since 1995; prior
                                                     thereto Executive Vice President and
                                                     Chief Financial Officer of Monk-Austin.

Dr. Thomas F. Keller     66                          R. J. Reynolds Professor of Business         American Business
                                                     Administration, Fuqua School of              Products, Inc.; LADD
                                                     Business, Duke University, Durham,           Furniture, Inc.; Nations
                                                     North Carolina since 1996; prior thereto,    Funds Trust; Mentor
                                                     Dean and R. J. Reynolds Professor,           Series Trust;
                                                     Fuqua School of Business, Duke               Hatteras Income
                                                     University.                                  Securities, Inc.; Wendy's
                                                                                                  International, Inc.;
                                                                                                  Biogen Inc.

Anthony C. B. Taberer    61                          Non-executive Chairman of Intabex
                                                     Holdings Worldwide, S.A.  Consultant
                                                     to DIMON Incorporated since April,
                                                     1997; prior thereto Chairman of the
                                                     Board and Chief Executive Officer of
                                                     Intabex Holdings Worldwide, S.A.

Class I  Directors (term expiring at the 1998 annual meeting of shareholders)

R. Stuart Dickson        68                          Chairman of the Executive Committee          First Union Corporation;
                                                     of Ruddick Corporation, a holding            PCA International, Inc.;
                                                     company, Charlotte, North Carolina           Textron, Inc.; United
                                                     since 1994; prior thereto Chairman of        Dominion Industries;
                                                     the Board of Ruddick Corporation.            Ruddick Corporation.

                                                     Business Experience                           Other Public
       Name              Age                         During Past Five Years                        Directorships Held
       ----              ---                         ----------------------                        ------------------
Albert C. Monk III (1)   58                          President of DIMON
                                                     since 1994 and President and
                                                     Chief Executive Officer of DIMON
                                                     International, Inc. since 1995;
                                                     prior thereto Chairman of the Board, Chief
                                                     Executive Officer and President of Monk
                                                     -Austin since 1994; prior thereto Chief
                                                     Executive Officer and President of Monk
                                                     -Austin.

Claude B. Owen, Jr.      52                          Chairman of the Board and Chief               American National
                                                     Executive Officer of DIMON since              Bankshares, Inc.;
                                                     1994; prior thereto Chairman of the           Richfood Holdings, Inc.
                                                     Board, Chief Executive Officer and
                                                     President of Dibrell since 1993; prior
                                                     thereto Chairman of the Board and Chief
                                                     Executive Officer of Dibrell.

Norman A. Scher          59                          Executive Vice President and Chief            Tredegar Industries, Inc.
                                                     Financial Officer of Tredegar Industries,
                                                     Inc., a plastics and metal products
                                                     manufacturer, Richmond, Virginia.

Class II Directors (term expiring at the 1999 annual meeting of shareholders)

James E. Johnson, Jr.    67                          Partner of Womble Carlyle Sandridge &
                                                     Rice, PLLC, a law firm, Charlotte, North
                                                     Carolina.

Joseph L. Lanier, Jr.    65                          Chairman and Chief Executive Officer of       SunTrust Banks, Inc.;
                                                     Dan River Inc., a textile manufacturer,       Flowers Industries, Inc.;
                                                     Danville, Virginia.                           Torchmark Corporation.

Robert T. Monk Jr. (1)   49                          Retired Senior Vice President of
                                                     DIMON International since
                                                     June 1997; prior thereto
                                                     Senior Vice President of DIMON
                                                     International, Inc. since 1995; prior
                                                     thereto Vice President and Director of
                                                     Processing Operations of Monk-Austin.

William R. Slee          56                          Senior Advisor, Schroders PLC, a              Videotron Holdings
                                                     merchant bank, London, United Kingdom         PLC; Proudfoot PLC;
                                                     since 1995; prior thereto Group Managing      Algemeen Burgerlijk
                                                     Director, Schroders PLC.                      Pensioen Fonds.
__________________
(1)  Messrs. A. C. Monk III and R. T. Monk, Jr. are first cousins

              BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    Seven meetings of the Company's Board of Directors were held during fiscal year 1997. No Director attended less than 75 percent of the total number of meetings held by (i) the Board of Directors and (ii) all committees of the Board on which a Director served.

    The Board has standing Executive, Audit, Executive Compensation and Nominating Committees.

    Members of the Executive Committee are Messrs. Owen (Chairman), Hines, Albert C. Monk III, and Scher. The business of the Company is under the general management of a board of directors as provided by the laws of Virginia, the Company's state of incorporation. The DIMON Articles and By-Laws provide that the Executive Committee has authority to act in all matters that the full Board may act upon when the Board is not in session. The Executive Committee reports all of its actions to the full Board of Directors at its next meeting. The Executive Committee met twice during fiscal year 1997.

    The Board's Audit Committee is composed of Dr. Keller (Chairman), and Messrs. Frigon, Johnson and Slee. The Audit Committee is authorized to consult with the Company's outside auditors and recommend the selection of such auditors for each fiscal year. The Audit Committee's basic functions are to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent accountants and the Company's internal auditors. The Audit Committee met twice during fiscal year 1997.

    The Board's Executive Compensation Committee is composed of Messrs.
Scher (Chairman),  Dickson, Johnson and Lanier.   The Executive
Compensation Committee's basic functions are to review the effectiveness of the management compensation plans of the Company, to set the compensation of the Chief Executive Officer and the managers reporting to the Chief Executive Officer, to review and approve the management incentive systems of the Company and the awards granted thereunder and to administer the Company's stock option plans. The Executive Compensation Committee met twice during fiscal year 1997.

    The Board's Nominating Committee is composed of Messrs. Frigon (Chairman), Dickson, Lanier and Dr. Keller. The Nominating Committee recommends to the full Board of Directors persons to serve as Directors of the Company and establishes such procedures as it deems proper to receive and review information concerning potential candidates for election or reelection to the Board of Directors. Shareholders entitled to vote for election of directors may nominate candidates for consideration by the Nominating Committee. (See Shareholders' Proposals and Nominations.) The Company's employment agreements with Mr. Owen and Mr. Albert C. Monk III include provisions related to their nomination to the Board of Directors. The Nominating Committee met once during fiscal year 1997.

    Persons who are employees of the Company or its subsidiaries or persons who serve as paid consultants to the Company receive no compensation for their services as directors of the Company. During fiscal year 1997, directors who were neither employees nor paid consultants of the Company received an annual retainer of $18,000 and fees of $1,500 for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors attended. The Chairmen of each committee of the Board of Directors who were not employees or consultants received an additional annual retainer of $2,000. In addition, pursuant to the Company's Non-Employee Directors' Stock Option Plan, each year each director who is neither an employee of the Company or its subsidiaries nor a paid consultant is granted an option to purchase 1,000 shares of Common Stock for a per share exercise price equal to the fair market value of one share of Common Stock on the date of grant.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

    The following table provides information as of September 15, 1997, with respect to the direct and indirect ownership of shares of Common Stock by (i) all Directors and nominees for Director; (ii) each executive officer named in the Summary Compensation Table, and (iii) all Directors and executive officers of the Company as a group. No person known to the Company beneficially owns more than five percent of the outstanding shares of Common Stock.

                         Number of        Number of
                         Shares with      Shares with                     Percent of
                         Sole Voting    Shared Voting          Total        Class
Name of Beneficial     and Investment   and Investment       Number of    (if more
     Owners               Power (1)        Power              Shares    than1 percent)(2)
-------------------    --------------   --------------       ---------  -----------------
Louis N. Dibrell, III        467,898             0            467,898       1.05
R. Stuart Dickson              3,000             0              3,000
Henry F. Frigon                2,000         5,000              7,000
John M. Hines                 40,000        10,550             50,550
James E. Johnson, Jr.          4,000             0              4,000
Thomas F. Keller               4,000         1,000              5,000
Joseph L. Lanier, Jr.          9,500             0              9,500
Albert C. Monk III1,         665,404             0          1,665,404       3.76
Robert T. Monk, Jr.        1,277,844             0          1,277,844       2.88
Claude B. Owen, Jr.          185,322        87,396            272,718
Norman A. Scher               12,122             0             12,122
William R. Slee                1,000             0              1,000
A. C. B. Taberer                   0             0                  0
All  Officers, Directors
 and Nominees for
 Director as a group       3,850,371       104,586          3,954,957       8.86
(24 persons)
________________

(1)The amounts in this column include shares of Common Stock with respect to which the following persons have the right to acquire ownership within 60 days of September 15, 1997: Messrs. Dibrell,
   43,800 shares; Dickson, 2,000 shares; Frigon, 2,000 shares; Hines,
   40,000 shares; Johnson, 2,000 shares; Keller, 2,000 shares; Lanier,
   2,000 shares; Owen, 90,630 shares; Scher, 2,000 shares; Slee 1,000 shares, and the officers, Directors and nominees as a group, 504,328 shares.

(2)Percentages determined include shares of Common Stock with respect to which certain persons have the right to acquire ownership within 60 days of September 15, 1997.

           COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

    The following table presents information relating to total compensation for the three fiscal years ended June 30, 1997, 1996 and 1995, of the Chief Executive Officer and the three most highly compensated executive officers of the Company during fiscal year 1997. Prior to April 1, 1995, Mr. Owen was employed by Dibrell Brothers, Incorporated and Messrs. Albert C. Monk III and Harker were employed by Monk-Austin, Inc. Prior to May 1995, Mr. O'Reilly was employed by Sweetheart Cup Company, Inc.

Summary Compensation Table
                                            Annual Compensation                         Long-Term Compensation
                                                                                        Awards      Payouts
                                                                       Other Annual                          All Other
                                                                         Compen-                              Compen-
   Name and Principal            Fiscal    Salary          Bonus         sation(1)      Options/      LTIP    sation
        Position                  Year        $              $               $           SARs(#)     Payouts   $ (3)
   ------------------            ------    ------          ------       ------------    --------     -------  ---------
Claude B. Owen, Jr.              1997      450,000         400,050            0         40,000          0     119,869
Chairman of the Board and        1996      405,000         303,750            0         33,000          0      33,969
Chief Executive Officer          1995      391,800               0            0         30,000          0      30,118
  and Director
Albert C. Monk III               1997      367,000         338,007            0         30,000          0      75,582
President and Director           1996      355,000         266,250            0         25,500          0       5,958
                                 1995      205,000         175,000            0              0          0      15,421

Brian J. Harker                  1997      235,497         159,995       51,253         16,000          0      52,078
Executive Vice President         1996      180,000          81,000            0          9,000          0       4,500
Chief Financial Officer          1995      140,000          50,000            0              0          0       3,800

Richard D. O'Reilly              1997      156,000          83,304            0          9,000          0      33,770
Senior Vice President            1996      140,000          63,000            0              0          0       2,660
Human Resources (2)              1995       23,333               0       46,274              0          0           0
________________
(1)None of the named executive officers other than those noted received other annual compensation with an aggregate value in excess of
   $50,000 or ten percent of the total of combined salary and bonus for fiscal year 1997.
(2)Mr. O'Reilly was hired by the Company on May 16, 1995.  Other annual compensation was $46,274 for relocation expenses.

(3)Includes contributions to the Company's 401(k) Plans and Profit Sharing Plans, accruals in the Dibrell Deferred Compensation Plan and premiums in the Pension Equalization Plan ("PEP") and Supplemental Executive Retirement Plan ("SERP") for fiscal years 1997, 1996 and 1995 as follows:

                              Corporate
                                Match
                                401(k)   Deferred  PEP/SERP
                     Fiscal     Plans     Comp.    Premiums   Total
      Name            Year        $         $         $         $
      ----           ------   ---------  --------  --------  -------
Claude B. Owen, Jr.   1997      3,200    12,144    104,525   119,869
                      1996      6,000    12,144     15,825    33,969
                      1995      2,149    12,144     15,825    30,118

Albert C. Monk III    1997      3,242         0     72,340    75,582
                      1996      5,958         0          0     5,958
                      1995     15,421         0          0    15,421

Brian J. Harker       1997      2,800         0     49,278    52,078
1996                 4,500          0         0      4,500
                      1995      3,800         0          0     3,800

                              Corporate              Pension
                                Match              Equalization
                                401(k)   Deferred      Plan
                     Fiscal     Plans     Comp.      Premiums     Total
      Name            Year        $         $           $           $
      ----           ------   ---------  --------  ----------    ------
Richard D. O'Reilly   1997      3,020         0     30,750       33,770
                      1996      2,660         0          0        2,660
                      1995          0         0          0            0

Stock Option Grants

    The following table contains information concerning the grant of options made during fiscal year 1997 under the Company's Omnibus Stock Incentive Plan.

                                      Option Grants in Last Fiscal Year
                                                                                     Grant Date
                                                                                     Present
                                               Individual Grants                     Value

                                            % of Total       ($/SH)                  Black-
                                              Options       Exercise                 Scholes
                        # Options/SAR         Granted to    or Base   Expiration     Pricing
                          Granted (1)         Employees     Price     Date           Valuation(2)
                        -------------       ------------    --------  -----------    ------------
Claude B. Owen, Jr.         40,000              9.2        $18.125    8/22/06        $292,000

Albert C. Monk III          30,000              7.0        $18.125    8/22/06        $219,000

Brian J. Harker             16,000              3.7        $18.125    8/22/06        $116,800

Richard D. O'Reilly          9,000              2.1        $18.125    8/22/06        $ 65,700
__________________

(1)All option grants consisted of incentive and nonqualified stock options. These grants become exercisable on August 22, 1999.

(2)The exercise price was set at the closing price of DIMON Common
   Stock on the date of the grant. Utilizing the Black-Scholes valuation method, a value of $7.30 per share was determined. The
   Black-Scholes Model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted under the plan differ from exchange traded options in three key respects: the options are long-term, nontransferable and subject to vesting restrictions, while exchange traded options are short-term and can be exercised or sold immediately in a liquid market.
   In applying the Black-Scholes pricing model, the Company has assumed an option term of ten years, an annual dividend yield for the Company's Common Stock of 3.1 percent, a riskless rate of return of
   6.91 percent and a stock price volatility of .335 (based on the variance of return for the Common Stock over the 250 trading days prior to June 30, 1997). No adjustment has been made to reflect the non-transferability of options granted under the plan.
   Consequently, because the Black-Scholes Model is adapted to value the options set forth in the table and is assumption based, it may not accurately determine the grant date present value. The actual value, if any, an optionee will realize will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

Option/SAR Exercises and Holdings

    The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal year 1997 and unexercised options and Stock Appreciation Rights ("SARs") held by them on June 30, 1997:

                   Aggregated Option/SAR Exercises in Last Fiscal Year
                           and Fiscal Year-End Option/SAR Value

                                                                     Number of                Value of
                                                                    Unexercised             Unexercised
                                                                  Options and SARs          In-the-Money
                                                                    at Fiscal             Options and SARs
                                                                     Year End            at Fiscal Year End
                                  Shares Acquired   Value           Exercisable/           Exercisable/
                                    on Exercise    Realized        Unexercisable           Unexercisable
                                                                        (2)                     (1)(2)
                                  ---------------  --------        ---------------       ------------------
Claude B. Owen, Jr.                       0          0              60,630/103,000       $603,967/$1,098,500

Albert C. Monk III                        0          0                   0/55,500               0/$493,500

Brian Harker                              0          0              35,000/25,000        $350,000/$219,500

Richard D. O'Reilly                       0          0                   0/9,000                0/$75,375
__________________
(1)At year end June 30, 1997, the closing price of the Company's Common
   Stock as quoted on the New York Stock Exchange was $26.50.
(2)The options represented as unexercisable could not be exercised by the named executive on June 30, 1997, and future exercisability is dependent upon the named executive remaining in the employ of the
   Company until the vesting date, which is up to three years from the grant date, subject to acceleration for retirement, death or total disability.

Employment Agreements

    Prior to the Reorganization, Dibrell and a subsidiary of Monk-
Austin entered into employment agreements with Messrs. Owen, Albert C.
Monk III, Harker, Hines, Robert T. Monk, Jr. and Dibrell. The Company agreed to honor these agreements following the Reorganization. The agreements with Messrs. Owen and Dibrell and that with Mr. Albert C.
Monk III provide for their employment until November 1, 1999, and June
30, 1999, respectively. Mr. Harker's agreement was subsequently amended effective October 1, 1996, to provide for employment until September 30, 1999. Both Messrs. Robert T. Monk, Jr. and Hines retired from the
Company effective June 30, 1997, and July 1, 1996, respectively. All of the agreements may be terminated early in certain circumstances and are renewable for successive one-year terms. Under the agreements, Messrs.
Owen, Albert C. Monk III, Harker and Dibrell are entitled to annual base salaries of $391,800, $380,000, $250,000 and $155,000 respectively, subject to increases to reflect cost of living adjustments, and are eligible for cash bonuses under the Company's Cash Bonus Plan. The agreements also provide for (a) an annual supplemental retirement benefit equal to 50 percent of the executive officer's average base salary for a period of up to ten years upon termination of the agreements for reasons other than death, disability or cause (for
Messrs. Owen and Dibrell reduced by amounts payable to them under the

                               -9-


Pension Equalization Plan (the "PEP")), (b) an annual death benefit equal to 25 percent of the executive officer's average base salary payable to a beneficiary designated by such executive for a period of up to five years, and (c) annual disability payments, for Messrs. Owen, Harker and Dibrell, under the Long-Term Disability Plan and, for Mr.
Albert C. Monk III, equal to 50 percent of his average base salary for a period of up to ten years. The agreements further provide that from the time of termination of such executive's employment (other than by virtue of death or for cause) until his death, each executive will be entitled to participate in any group health plan or program provided by the Company at the time of termination, and the Company must use its best efforts to provide each such executive with an individual health insurance policy if such executive is unable to participate in such plan. The agreements may be terminated by the Company for cause and by the executive officers for Good Reason, generally related to a failure by the Board to elect the officer to a responsible executive position, material modifications of the officer's duties, functions and responsibilities or breach of the agreement by the Company. In the event of termination of employment by the Company other than for cause, by such executive for Good Reason or upon the expiration of the agreement, each agreement provides that the executive officer will be entitled to receive a special severance benefit for a period of one year after the time of termination equal to a maximum of his base salary and bonus for the employment year just completed. The agreements further provide for the reimbursement by the Company of reasonable business expenses. The Company is obligated to pay any additional amounts for any taxes the executive officers would have to pay with respect to any parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended.

Retirement Plan

    Effective July 1, 1996, the Retirement Plan was converted to the
DIMON Incorporated Cash Balance Plan (the "Cash Balance Plan").
Benefits that were accrued prior to July 1, 1996 under the Retirement
Plan are converted to a lump sum actuarial equivalent.  The Cash Balance
Plan includes all full-time active U.S. employees of DIMON and its subsidiaries. Benefits under the Cash Balance Plan are determined by age and years of credited service. Benefits are payable as a lump sum or on an annuity basis.

    Under the Cash Balance Plan each participant has an account balance which represents his or her benefit under the Cash Balance Plan. The participant's initial account balance equals the present value of his or her benefit earned through June 30, 1996, under the Retirement Plan.
Benefit accruals earned after June 30, 1997 are credited annually to the participant's account and are comprised of the sum of two components:
Retirement Credit and Interest Credit.

    The following table summarizes the annual Retirement Credit provided to participants in the Cash Balance Plan:


          Combined
        Age and Years                          Annual Retirement
         of Service                                  Credit
        -------------                       -----------------------
            <40                             3.5% of annual earnings
           40-49                            4.0% of annual earnings
           50-59                            5.0% of annual earnings
           60-69                            6.0% of annual earnings
           70-79                            7.0% of annual earnings
            >80                             8.0% of annual earnings

    All of the individuals named in the Summary Compensation Table are participants in the Cash Balance Plan. As of July 1, 1997, Messrs. Harker's, Monk's, O'Reilly's and Owen's age and credited service equaled 52, 91, 48 and 76, respectively. The estimated annual benefit from the

Cash Balance Plan for Messrs. Harker, Monk, O'Reilly and Owen, assuming a four percent annual salary increase is $38,135, $16,317, $23,171 and $84,825 respectively.

    The Interest Credits are equal to the annual interest rate times the participant's account balance at the end of the previous year. The interest rate, which is equal to a yield on one year Treasury bills, is computed at the beginning of the plan year and is used throughout the plan year. The annual interest rate credit for calendar year 1997 is
6.15 %.

    Benefits earned under the Cash Balance Plan are vested after five years of service. The Cash Balance Plan limits the pay that is used in determining the annual Retirement Credit. The limit is $160,000 for calendar year 1997. A limit is also imposed on the amount of benefit payable to the participant from the Cash Balance Plan.

    Benefits under the Cash Balance Plan are payable upon normal
retirement (age 65), vested termination or death.   A participant may
elect to commence benefit payments on the first day of the month that is coincident with or next following the earlier of his or her 55th birthday or the first anniversary of separation of employment. The benefits are payable in the form of an increasing annuity, level annuity or lump sum which are all actuarially equivalent.

Excess Benefit Plan

    The Company maintains an excess benefit plan that provides individuals who participate in the Cash Balance Plan the difference between the benefits they could potentially accrue under the Cash Balance Plan considering total compensation and the benefits actually paid as limited by regulations imposed by the Internal Revenue Code. Employees meeting the eligibility requirements of the Cash Balance Plan and who are selected by management may participate in this plan. Such benefits are not funded and are expensed by the Company as paid.

Pension Equalization Plan

    The PEP was established to pay selected employees unreduced early retirement benefits coordinated with benefit payments under the Defined Benefit Plans. Under the PEP, some participants receive a benefit that
- when added to their Defined Benefit Plans - provides them with unreduced benefits if they retire on or after age 55 (with credit to 65) with 30 years of service. For other participants, the unreduced benefits are available if they retire on or after age 60 (with credit to 65) with 25 years of service. An unreduced benefit is payable to Mr. Owen and certain other participants if they retire on or after age 54 (with credit to 65) with 24 years of service; provided the sum of their age and years of service (which will not be less than the service to be completed during the initial term of their employment agreements) is at least 82. The PEP also provides individual account-based benefits to employees determined by the Company in its full discretion in amounts likewise determined. In all cases, a participant's benefits are not fully vested until that participant satisfies a "vesting contribution" provision (satisfaction can include a direct contribution, an indirect contribution, a waiver by the Company, any combination of the foregoing, or other measures satisfactory to the Company) in the PEP. All benefits are funded through a trust arrangement. The PEP also allows the Company to provide "back-up" benefits to assure benefit payments (but not to duplicate benefit payments) under other nonqualified retirement plans.

    The following table sets forth, as of June 30, 1997, the estimated annual benefits payable as a straight life annuity under the PEP upon retirement at age 65 after specified years of Credited Service. In the event of early retirement prior to age 65 the following benefits are subject to reduction.

                          Estimated Annual Benefits Payable at Retirement
Final
Average
Earnings                            Years of Credited Service
                       10 Yrs.        20 Yrs.        30 Yrs.        40 Yrs.
                       -------        -------        -------        -------
 180,000               19,800         39,600          59,400         79,200
 220,000               24,200         48,400          72,600         96,800
 260,000               28,600         57,200          85,800        114,400
 300,000               33,000         66,000          99,000        132,000
 360,000               39,600         79,200         118,800        158,400
 400,000               44,000         88,000         132,000        176,000
 500,000               55,000        110,000         165,000        220,000
 600,000               66,000        132,000         198,000        264,000
 700,000               77,000        154,000         231,100        308,000
 800,000               88,000        176,000         264,000        352,000

    The PEP's normal retirement allowance is stated with reference to the Participant's Final Average Earnings. A Participant's "Final Average Earnings" are one-fifth of his or her Annual Earnings during the highest consecutive five-year period within the immediately preceding ten-year period. The term "Annual Earnings" includes all cash remuneration paid to a Participant other than commissions, specified foreign service earnings, and amounts realized under the Omnibus Stock Incentive Plan. Annual Earnings are the calendar year equivalent of salary and bonus shown in the Summary Compensation Table. The Participant's normal retirement allowance is 1.10 percent of his or her Final Average Earnings multiplied by Credited Service.

    As of June 30, 1997, Mr. Owen had 26 years of Credited Service under the PEP. Messrs. Harker, Albert C. Monk III and O'Reilly were not participants in the PEP as of June 30, 1997.


Supplemental Executive Retirement Plan (SERP)

    Effective January 1, 1997 the Executive Compensation Committee recommended and the Board of Directors approved the establishment of the SERP.

    The SERP provides an annual retirement benefit equal to 50% of the participant's final average fiscal year cash compensation. The final average fiscal year cash compensation is the average of the three highest years cash compensation during the last ten preceding fiscal years. The benefit is payable in the form of a life annuity. The SERP also provides that, upon death, a life annuity equal to 50% of the participant's benefit will be payable to the surviving spouse. Participants can elect lesser forms of benefits to provide a higher surviving spouse's benefit. Benefits under the SERP do not vest until the participant reaches age 60 and has 20 years of service. Benefits from the SERP are offset by all other Company funded benefits which include the Cash Balance Plan, the PEP, the Profit Sharing Plan or benefits provided under an employment agreement.

  As of June 30, 1997, all executive officers were participants in the SERP. As of June 30, 1997, the final average fiscal year salaries for Mr. Owen, Harker, Monk, and O'Reilly were $650,200, $282,164, $568,752, and $155,212 respectively.

CONSULTING AGREEMENTS

    Effective July 1, 1996, Mr. John M. Hines retired from the Company as Executive Vice President and entered into a consulting agreement with the Company, under which Mr. Hines will be paid $170,000 annually until June 30, 1998.

    Effective July 1, 1996, pursuant to his employment agreement, Mr. Hines is entitled to a special annual retirement benefit of $180,000 annually until June, 2008.

    Effective July 1, 1997, Mr. Robert T. Monk, Jr. retired from the Company as Senior Vice President DIMON International, pursuant to his employment agreement, Mr. Monk will be paid $136,750 annually until 2007.

EXECUTIVE COMPENSATION COMMITTEE REPORT ON COMPENSATION

Compensation Philosophy and Programs

DIMON's Executive Compensation Committee (the Committee) is comprised of four outside Directors whose role is to oversee the development and management of total compensation levels and programs for the Company's executive officers. The Committee met twice during the 1997 fiscal year.

The Committee's principal objectives in fulfilling its role for DIMON include:

o Enhance the Company's ability to attract, encourage, and retain highly qualified and knowledgeable executives who are critical to the long-term success of DIMON.

o Establish and maintain executive compensation levels and programs that are fully competitive with comparable organizations.

o Develop and maintain executive compensation programs which encourage higher levels of job performance through the use of performance-based short- and long-term incentives.

o Reinforce management's commitment to enhance shareholder value by aligning the interests of key executives with those of the Company's shareholders.

In achieving the above objectives, the Committee reviews extensive survey information on pay levels and compensation practices compiled with the help of an independent consultant. The comparison group for competitive compensation information includes the peer group in the proxy performance graph, as well as a broader group of companies with operating characteristics and revenues similar to DIMON. The Committee strives to provide a direct compensation package to executives that is fully competitive with average total pay for the comparison group. The direct compensation package for DIMON's executive officers includes base salary, annual bonus payments, and long-term incentives, primarily in the form of stock option grants.

Section 162(m) of the Internal Revenue Code, as amended, ("the Code") restricts the deductibility, for federal income tax purposes, of annual compensation paid to the chief executive officer and each of the four other most highly compensated executive officers to the extent that such compensation exceeds $1 million or does not qualify as "performance-based" as defined under the Code. In this regard, the Committee's objective is to obtain the fullest compensation deduction possible while preserving needed flexibility in recognizing and rewarding desired performance. All compensation provided to executive officers in fiscal 1997 is believed to be fully deductible.

Base Salary - The base salary levels for executive officers, other than the Chief Executive Officer of DIMON Incorporated ("CEO"), are established by the Committee upon recommendations from the CEO and reflect comparable salaries for similar positions in the comparison group described above. The Committee determines the CEO base salary using similar competitive pay information. Because DIMON places substantial emphasis on performance driven pay delivered through incentives, base salary ranges are established so that the range maximum is equivalent to the average salary of the broader comparison group. Base salaries are adjusted periodically, based on competitive market changes, individual and corporate performance, modifications in job responsibilities, and the executive's position within his or her respective salary range.

Annual Bonus - DIMON's Cash Bonus Plan ( the "Plan") allows the Committee to provide direct financial incentives in the form of annual cash bonuses to executive officers and other employees upon the achievement of predetermined performance objectives. At the beginning of each fiscal year, the Committee establishes a threshold, goal, and "stretch" bonus payment for key employees, with the limitation expressed as a percentage of base salary. The Plan provides for a maximum award of up to 100 percent of base salary for the CEO and President and reduced maximum potential awards to other executives and key employees. Awards under the plan are based on fiscal year pretax return on beginning shareholders' equity compared to a preestablished target level.

Long-Term Incentives - The Committee administers the DIMON Omnibus Stock Incentive Plan as the principal mechanism to provide long-term incentives to executives, officers and key employees. The DIMON Omnibus Stock Incentive Plan permits the Committee to grant options to purchase shares of the Company's stock, to grant tandem stock options and stock appreciation rights ("SARs"), to grant stand alone stock appreciation rights ("SARs"), to award shares of restricted stock, or to award performance unit shares to executive officers or other key employees. Historically, the Company has utilized stock options as its primary long-term financial incentive. Options are generally granted at 100 percent of the fair market value on the date of grant, expire ten years from the date of grant, and vest over a three-year period. The Committee's primary objective in granting stock options and other long-term incentives is to allow key employees to participate in the success of the Company through stock ownership, to provide a strong and direct link between employee compensation and the interests of shareholders, and to encourage recipients to focus on the long term performance of the Company.

Compensation Actions in Fiscal 1997

During Fiscal 1997, the Committee reviewed the CEO's base salary versus the comparison company group and increased his base salary by 11%, from $405,000 to $450,000. The adjusted salary was determined following a comprehensive review of the base salaries paid to chief executive officers within DIMON's comparator groups, as described above, as well as a review of Mr. Owen's individual performance and increased scope of responsibilities.

The annual bonuses for DIMON executives were determined by the Company's actual pretax return on equity versus a preset target. During fiscal 1997, the company exceeded its targeted level of performance. Mr. Owen received a bonus of $400,050, equivalent to 88.9% of his base salary, and other executives received a similar award relative to their maximum bonus opportunity.

As a long-term incentive, Mr. Owen was granted an option to purchase 40,000 shares of Common Stock under the DIMON Omnibus Stock Incentive Plan during fiscal 1997. The option shares were issued at the fair market value of DIMON's Common Stock on the date of grant. The annual grant was determined by the Committee based on its understanding of competitive levels of long-term incentive opportunities provided to CEO's in the compensation comparison group, as well as to provide an appropriate long-term incentive opportunity to Mr. Owen for his leadership role in the organization.

In summary, the Committee believes the total direct compensation program for DIMON's executive officers effectively serves to accomplish its objectives as stated above on behalf of shareholders and executive employees.

Executive Compensation Committee:

N. A. Scher - Chairman
R. Stuart Dickson
J. E. Johnson, Jr.
J. L. Lanier, Jr.

Compensation Committee Interlocks and Insider Participation

    None of the Executive Compensation Committee members listed above is an officer or employee or former officer or employee of the Company or any of its subsidiaries. None of the Company's executive officers serves on the board of any entity of which any Executive Compensation Committee member is an executive officer or director or on the compensation committee of the board of any entity, one of whose executive officers serves as a director of the Company. None of the Executive Compensation Committee members is an officer, director or significant shareholder of any entity which had any significant transactions with the Company.

Performance Graph

    The following graph compares the cumulative total return for the Common Stock from April 3, 1995, the first trading date following the reorganization, to June 30, 1997, to the total returns for the S&P 500 Index, the S&P SmallCap 600 Index and an index of peer companies selected by the Company for the same period. Companies in the peer group are as follows: Standard Commercial Corporation, Universal Corporation, Philip Morris Companies, Inc., RJR Nabisco Holdings Corp. and American Brands, Inc. The graph assumes an investment of $100 in Common Stock and in each index as of April 3, 1995, and that all dividends are reinvested.


      (GRAPH PICTURED ON ORIGINAL DESCRIBED AS FOLLOWS)

              COMPARISON OF 27 MONTH CUMULATIVE TOTAL RETURN*
              AMONG DIMON INCORPORATED, THE S & P 500 INDEX,
              THE S & P SMALLCAP 600 INDEX AND A PEER GROUP

                          (PERFORMANCE GRAPH)

                                     4/95    6/95    6/96   6/97
                                     ----    ----    ----   ----

       DIMON INCORPORATED            $100    $114    $129   $193

       PEER GROUP                     100     107     128    174

       S & P 500                      100     110     138    186

       S & P SMALLCAP 600             100     110     138    168

*  $100 Invested on 04/03/95 In Stock or on 03/31/95 In Index -
   Including Reinvestment of Dividends.
   Fiscal Year Ending June 30.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. The same persons are also required to furnish the Company with copies of all Section 16(a) forms that they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required, during the fiscal year ended June 30, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were met.

                        APPROVAL OF AUDITORS
                            (PROPOSAL 2)

    The Board of Directors, upon recommendation of the Audit Committee, has designated Price Waterhouse LLP, independent accountants, as auditors for the Company for the fiscal year ending June 30, 1998, subject to approval of the holders of a majority of the shares of Common Stock voting on this proposal. A representative of the auditors will be present at the annual meeting with an opportunity to make a statement and will be available to respond to appropriate questions relating to the fiscal year 1997 audit of the Company's financial statements.

    Although shareholder approval of this action is not required under applicable law, the Board believes it is in the best interests of the shareholders of the Company to afford them a vote on this matter. Should the designation not be so approved, the Board intends to reconsider its action in light of this result. It is intended that proxies will be voted FOR approval unless instructions to the contrary are given in the proxy.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF AUDITORS.

              SHAREHOLDERS' PROPOSALS AND NOMINATIONS

    Under the rules and regulations of the Securities and Exchange Commission, any proposal that a shareholder intends to present at the next Annual Meeting must be received by the Company at its principal office in Danville, Virginia, on or before June 10, 1998, if the shareholder desires it to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

    For the 1998 annual meeting, nominations must be delivered or mailed to the Secretary not earlier than July 27, 1998, and not later than August 21, 1998. To the extent known to the nominating shareholder, notifications must include: (i) each nominee's name, age and address, (ii) each nominee's principal occupation, (iii) each nominee's qualifications to serve as a director, (iv) the name and address of the notifying shareholder, and (v) the number of shares owned by the notifying shareholder. The Nominating Committee will thereafter make its recommendation to the Board of Directors, and the Board of Directors will make its determination as to whether such candidate should be nominated. Nominations not made in accordance with these procedures, and votes cast for any such nominee, will be disregarded.

                          OTHER MATTERS

     On this date, the Company is not aware of any matters to be presented for action at the meeting other than as stated in this notice. However, if any other matters requiring a vote of shareholders are properly presented to the meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies.

                         ANNUAL REPORT

     The annual report, including consolidated financial statements of the Company and its subsidiaries for the fiscal year ended June 30, 1997, is being mailed to shareholders with this Proxy Statement.

                                             By Order of the Board of
                                             Directors
                                              J. O. HUNNICUTT III
                                              Secretary

October 13, 1997

DIMON INCORPORATED     PROXY
512 Bridge Street
P. O. Box 681
Danville, Virginia 24543

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Mr. James E. Johnson, Jr., Mr. Robert T. Monk, Jr., Mr. William R. Slee or any one of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of stock in DIMON Incorporated, which the undersigned is entitled to vote, at the annual meeting of shareholders of said Company to be held November 14, 1997, at 10:00 A.M., at the principal office of the Company at 512 Bridge Street, Danville, Virginia, and at any and all adjournments thereof:

1.  ELECTION OF DIRECTORS (mark only one box)
    __FOR all nominees listed below (except as marked to the contrary below)
    __WITHHOLD AUTHORITY to vote for all nominees listed below
    Nominees:  Louis N. Dibrell, III, Henry F. Frigon, John M. Hines,
               Thomas F. Keller and Anthony C. B. Taberer

INSTRUCTION: To withhold authority to vote for any individual nominee print that nominee's name in the space provided below.

____________________________________________________________________________

2.  __FOR   __AGAINST  __ABSTAIN the approval of Price Waterhouse LLP as auditors as proposed in the Proxy Statement.

The Board recommends a vote "FOR" the foregoing proposals.

Please sign and date on reverse side.

3. In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

    This proxy when properly executed and delivered will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of Directors and "FOR" the approval of Auditors.

Dated _________________, 1997

___________________________________________

       SHAREHOLDER'S SIGNATURE
Please sign exactly as the name appears on this card. Only one of several joint owners need sign. Fiduciaries and Corporate Officers should give full title.